Exhibit 10.51

SAMSON RESOURCES CORPORATION

2015 PERFORMANCE BONUS PLAN

1. Purpose. This Samson Resources Corporation (the “Company”) 2015 Performance Bonus Plan (the “Plan”) is designed to align the interests of the Company and eligible key employees of the Company and its subsidiaries.

2. Adoption of the Plan. The Company, intending to be legally bound, hereby adopts this Plan effective as of January 1, 2015 (the “Effective Date”). The Plan shall be in effect from the Effective Date and shall continue until the earlier of (i) December 31, 2017 or (ii) the date the Company (or its successor or affiliate) chooses to adopt an alternative long-term incentive plan covering individual employees considered to be “insiders” (as defined in the Federal Bankruptcy Code 11 U.S.C. § 101 (the “Term”). The expiration of the Term shall not in any event reduce or adversely affect any amounts due to any Participant hereunder.

3. General. The compensation provided under the Plan is intended to be in addition to all other compensation payable to Participants under any employment agreement or incentive plan or program in effect with the Company or its direct or indirect subsidiaries.

4. Definitions. For purposes of this Plan:

(a) “Board” means the Company’s Board of Directors.

(b) “Cause” means the occurrence of any of the following events: (a) Participant’s commission of any serious crime involving fraud, dishonesty or a breach of trust as to the Company (including but not limited to, misrepresentation, embezzlement, or misappropriation); (b) Participant’s material violation of either (i) any applicable confidential and proprietary information policy of the Company or (ii) any applicable code of conduct policy of the Company, as then in effect; (c) Participant’s conviction, guilty plea, deferred adjudication or other trial diversion regarding any felony or any crime involving moral turpitude; or (d) Participant’s failure to perform his/her duties in any material respect (other than any failure resulting from Participant’s incapacity due to physical or mental illness or disability) or Participant’s gross negligence or intentional misconduct in the performance of his/her duties, including any act or acts which affect the image or reputation of the Company or which result in material financial loss to any part of the Company. Notwithstanding the immediately preceding item (d), any of the circumstances described in said item (d) may not serve as the basis for Cause unless (x) the Company provides written notice to Participant within thirty (30) days following the Company’s initial knowledge of the existence and effect of the event(s) constituting Cause and (y) Participant fails to cure such event(s) within thirty (30) days after receipt of such notice. Furthermore, no act or failure to act by Participant shall be considered “intentional” unless done or omitted to be done by Participant in bad faith and without reasonable belief that his/her action or omission was in the best interests of the Company.

(c) “Company Group” means the Company and its direct and indirect subsidiaries.

(d) “Good Reason” means any of the following that is not corrected by the Company within 10 days of written notice from the Participant that is given within 30 days of the applicable event: (i) a reduction in Participant’s base salary or Quarterly Bonus opportunity or (ii) a required relocation of more than 50 miles of the Participant’s primary work location.

(e) “Committee” means any committee authorized by the Board to administer the Plan. If no committee is duly authorized by the Board to administer the Plan, the term “Committee” shall be deemed to refer to the Board for all purposes of the Plan.

(f) “Participant” shall have the meaning ascribed thereto in Section 5 hereof.

(g) “Performance Goals” means the performance goals established by the Committee with respect to a calendar quarter commencing during the Term.

(h) “Performance Period” means each calendar quarter commencing during the Term.

(i) “Quarterly Performance Bonus” shall mean, in the case of any Participant, the Quarterly Performance Bonus opportunity for such Participant as set forth on Schedule A, as amended from time to time.

5. Eligible Participants. Each person listed on Schedule A, as amended from time to time by the Board or the Committee, shall be a Participant under the Plan and eligible to receive a Quarterly Performance Bonus with respect to each Performance Period.

6. Term of Participation. Subject to the provisions of this Plan, commencing with the calendar quarter ending March 31, 2015, each Participant shall earn a Quarterly Performance Bonus as of the end of each Performance Period of the Term (i) if such Participant remains employed by the Company Group through the last date of each applicable Performance Period and (ii) to the extent the Performance Goals established for such Performance Period have been achieved; provided that (A) solely for the quarter ending March 31, 2015 each Participant shall earn a Quarterly Performance Bonus if the requirement in clause (i) is satisfied and (B) if the Term ends after the commencement, and before the end, of a calendar quarter, each Participant who is then employed by the Company shall earn a prorated amount of the Quarterly Performance Bonus for the quarter in which the Term ends (based on the portion of the quarter that has elapsed as of the last day of the Term). Any Quarterly Performance Bonus required to be made under this Plan shall be paid by the Company within 30 days after the date the Participant earned the right to such payment; provided, however, that any Quarterly Performance Bonus earned through the third quarter of 2015 shall be paid no later than April 1, 2015 (for the first quarter), July 1, 2015 (for the second quarter), and October 1, 2015 (for the third quarter). A Participant whose employment with the Company Group terminates for any reason shall forfeit the right to any Quarterly Performance Bonus that has not been earned as of the date of such termination; provided, that, if a Participant’s employment is terminated by the Company for a reason other than Cause or by the Participant for Good Reason, either case, after the commencement of a calendar quarter, the Participant shall earn the Quarterly Performance Bonus for such quarter to the extent it would have been earned if such termination had not occurred.

7. Performance Goals. No later than twenty (20) days prior to the commencement of each Performance Period (other than the quarter ending March 31, 2015), the Committee shall establish and communicate to the Participants one or more Performance Goals that must be achieved to earn a Quarterly Performance Bonus for that Performance Period. The Committee may, but shall not be required to, establish minimum, target and maximum targets with respect to selected Performance Goals that provide for the payment of a fraction or multiple of a Participant’s Quarterly Performance Bonus. Promptly after the end of each Performance Period, the Committee shall certify the degree to which the applicable Performance Goals have been achieved and the amount payable to each Participant hereunder.

8. Plan Administration. This Plan shall be administered by the Committee. The Committee is given full authority and discretion within the limits of this Plan to establish such administrative measures as may be necessary to administer and attain the objectives of this Plan and may delegate the authority to administer the Plan to an officer of the Company. The Committee (or its delegate) shall have full power and authority to construe and interpret this Plan and any interpretation by the Committee shall be binding on all Participants and shall be accorded the maximum deference permitted by law.

(a) All rights and interests of Participants under this Plan shall be non-assignable and nontransferable, and otherwise not subject to pledge or encumbrance, whether voluntary or involuntary, other than by will or by the laws of descent and distribution. In the event of any sale, transfer or other disposition of all or substantially all of the Company’s assets or business, whether by merger, stock sale, consolidation or otherwise, the Company may assign this Plan.

(b) Any payment to a Participant in accordance with the provisions of this Plan shall, to the extent thereof, be in full satisfaction of all claims against the Company Group, and the Company may require Employee, as a condition precedent to such payment, to execute a receipt and release to such effect.

(c) Payment of amounts due under the Plan shall be provided to Participant in the same manner as Participant receives his or her regular paycheck or by mail at the last known address of Participant in the possession of the Company, at the discretion of Committee. The Company will deduct all applicable taxes and any other withholdings required to be withheld with respect to the payment of any award pursuant to this Plan.

(d) The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to ensure the payment of any award provided for hereunder. Quarterly Performance Bonus payments shall not be considered as extraordinary, special incentive compensation, and it will not be included as “earnings,” “wages,” “salary,” or “compensation” in any pension, welfare, life insurance, or other employee benefit plan or arrangement of the Company Group.

(e) The Company, in its sole discretion, shall have the right to modify, supplement, suspend or terminate this Plan at any time; provided that in no event shall any amendment or termination adversely affect the rights of Participants regarding any Quarterly Performance Bonus for a Performance Period ending on or before October 31, 2015 or that has commenced as of the date of such action without the prior written consent of the affected Participants. Subject to the foregoing, the Plan shall terminate upon the satisfaction of all obligations of the Company or its successor entities hereunder.

(f) Nothing contained in this Plan shall in any way affect the right and power of the Company to discharge any Participant or otherwise terminate his or her employment at any time or for any reason or to change the terms of his or her employment in any manner.

(g) Except as otherwise provided under this Plan, any expense incurred in administering this Plan shall be borne by the Company.

(h) Captions preceding the sections hereof are inserted solely as a matter of convenience and in no way define or limit the scope or intent of any provision hereof.

(i) The administration of the Plan shall be governed by the laws of the State of Oklahoma, without regard to the conflict of law principles of any state. Any persons or corporations who now are or shall subsequently become parties to the Plan shall be deemed to consent to this provision.

(j) The Plan is intended to either comply with, or be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”). To the extent that the Plan is not exempt from the requirements of Code Section 409A, the Plan is intended to comply with the requirements of Code Section 409A and shall be limited, construed and interpreted in accordance with such intent. Notwithstanding the foregoing, in no event whatsoever shall the Company be liable for any additional tax, interest, income inclusion or other penalty that may be imposed on a Participant by Code Section 409A or for damages for failing to comply with Code Section 409A.

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SCHEDULE A

Participants	QUARTERLY BASELINE PERFORMANCE BONUS AMOUNT (2ND Quarter 2015)